Exhibit 99.2

CONSENT TO BE NAMED AS A DIRECTOR NOMINEE

In connection with the filing by ATAI Life Sciences Luxembourg S.A. of the Registration Statement on Form S-4, and in all subsequent amendments and post-effective amendments or supplements thereto, with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the board of directors of atai Life Sciences N.V. in the Registration Statement and any and all amendments and supplements thereto. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Dated: September 9, 2025

SIGNATURE	/s/ Cosmo Feilding-Mellen